ACUITY CAPITAL MANAGEMENT, LLC

CODE OF ETHICS

A. Introduction. [See SEC Rule 204A-1 adopted under the Advisers Act.] The Firm’s code of ethics (the “Code of Ethics”) as set forth below is designed to ensure that all Firm employees are aware of and adhere to the policies and procedures of the Firm. Maintaining a spirit of openness, honesty and integrity are of paramount importance at the Firm. The Firm believes that its employees should feel comfortable expressing their opinions and should be vigilant about alerting senior management of anything they deem amiss with respect to the Firm’s business, operations or compliance. As evidence of the Firm’s commitment to operating with integrity, the Firm has adopted this Code of Ethics, which shall be amended from time to time. The purpose of this Code of Ethics is to identify the ethical and legal framework in which the Firm and its employees are required to operate and to highlight some of the guiding principles and mechanisms for upholding the Firm’s standard of business conduct, as set forth below. Employees will be required to acknowledge receipt of the Code of Ethics.

B. Standard of Business Conduct. It is the responsibility of all employees to ensure that the Firm conducts its business with the highest level of ethical standards and in keeping with its fiduciary duties to the Firm’s clients. Employees have a duty to place the interests of the Firm’s clients first, and to refrain from having outside interests that conflict with the interests of the Firm’s clients. To this end, employees are required to maintain the following standards:

1.	Compliance with all Covered Laws, including, but not limited to, federal securities laws;

2.	Compliance with the Firm’s compliance policies and procedures, as shall be updated from time to time;

3.	Honest and fair dealings with clients;

4.	Disclosure to clients of potential and actual conflicts of interest;

5.	Exercise diligence in making investment recommendations or taking investment actions, including but not limited to maintaining objectivity, considering the suitability of an investment for a particular client or portfolio and keeping appropriate records;

6.	Obtain written consent from the Firm for all outside business activities; and

7.	Immediate disclosure to the Firm’s management of any matters that could create a conflict of interest, constitute a violation of any government or regulatory law, rule or regulation or constitute a violation of the Firm’s policies and procedures.

C. Prohibited Conduct. Firm employees must avoid any circumstances that might adversely affect, or appear to affect, their duty of complete loyalty to the Firm’s clients. Neither the Firm nor any of its employees shall:

1.	Employ any device, scheme or artifice to defraud, or engage in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon, any client or prospective client or any party to any securities transaction in which the Firm or any of its clients is a participant;

2.	Make any untrue statement of a material fact or omit to state to any person a material fact necessary in order to make a statement of the Firm, in light of the circumstances under which it is made, materially complete and not misleading;

3.	Engage in any act, practice or course of business that is fraudulent, deceptive, or manipulative, particularly with respect to a client or prospective client;

4.	Engage in any manipulative practices;

5.	Cause the Firm, acting as principal for its own account or for any account in which the Firm or any person associated with the Firm has a beneficial interest, to sell any security to or purchase any security from a client in violation of any applicable law, rule or regulation;

6.	Engaging in any form of harassment;

7.	Unlawfully discussing trading practices, pricing, clients, research, strategies, processes or markets with competing firms or their personnel; and

8.	Making any unlawful agreement with vendors, existing or potential investment targets other organizations.

D. Privacy of Client Information. Employees must comply with the Firm’s privacy policy as set forth in Section Eight of this Manual. All information relating to clients’ portfolios and activities and to proposed recommendations is strictly confidential. Consideration of a particular purchase or sale for a client account may not be disclosed, except to authorized persons.

E. Personal Securities Transactions. All employees shall comply with the Firm’s Personal Account Trading Policy set forth at the end of, and forming a part of, this Code of Ethics.

F. Conflicts of Interests. The Firm has a duty to disclose potential and actual conflicts of interest to its clients. Employees may not use any confidential information or otherwise take inappropriate advantage of their positions for the purpose of furthering any private interest or as a means of making any personal gain. Additionally, employees and their immediate families may not accept any benefit from a client or person that does business with the Firm, other than business courtesies and non-cash gifts of nominal value (i.e., de minimis gifts, which are usually defined as having a value under $100.00) . However, it is common within the Firm’s industry for lunches, dinners and/or conferences to be hosted by research analysts, brokerage firms or other service providers, the attendance at which by employees will is subject to the CCO’s prior approval but will generally be permitted.

G. Service as a Director. No employee may serve as a director of a publicly-held company without prior approval by the CCO based upon a determination that service as a director would not be adverse to the interests of any client. In the limited instances in which such service is authorized, employees serving as directors will be isolated (by using information barriers) from other employees who are involved in making decisions as to the securities of that company through procedures determined by the CCO to be appropriate in the circumstances.

H Reporting of Violations. Employees are required to promptly report all actual or potential conflicts of interest, violations of any Covered Law or violations of the Firm’s policies and procedures. Such reports shall be made to the CCO and may be made on a confidential or non-confidential basis, orally in person or by phone, or in writing hand delivered or sent by e-mail or fax. Any action taken against a person who reports a violation or potential violation shall be a violation of the Code of Ethics.

I. Training. Formal ethics training for employees will occur on an annual basis. The training will be documented and maintained with the Firm’s books and records. Training will include a review of the Firm’s policies and procedures, including this Code of Ethics, a risk assessment of, and discussions regarding, potential and actual conflicts of interests applicable to the Firm’s business and operations, and a discussion of any changes in the Covered Laws applicable to the Firm’s business and operations.

J. Review and Enforcement. [Section 204A-1 of the Advisers Act.] The CCO is responsible for ensuring adequate supervision over the activities of all persons who act on the Firm’s behalf in order to prevent and detect violations of the Code of Ethics by such persons. Specific duties include, but are not limited to:

1.	Adopting, implementing and enforcing the Firm’s compliance and supervisory procedures and controls, including those set forth in this Manual to ensure compliance with the Covered Laws;

2.	Ensuring that all employees fully understand the Firm’s compliance policies and procedures;

3.	Establishing an annual review of the Firm’s operations and its compliance policies and procedures to ensure that the Firm has a system designed to provide reasonable assurance that the Firm’s compliance policies and procedures are effective and are being followed; and

4.	Review employee personal securities transactions and reports.

Upon discovering that any person has failed to comply with the requirements of this Code of Ethics, the Firm may impose on that person whatever sanctions the CCO and management consider appropriate under the circumstances, including censure, suspension, limitations on permitted activities, or termination of employment.

K. Policies and Procedures Not Exclusive. This Code of Ethic’s policies, procedures, standards and restrictions do not and cannot address each potential conflict of interest. Ethics and faithful discharge of the Firm’s fiduciary duties require adherence to the spirit of this Code of Ethics and awareness that activities other than personal securities transactions could involve conflicts of interest. (For example, accepting favors from broker-dealers could involve an abuse of a person’s position with the Firm. The Firm is a natural object of cultivation by broker-dealers and it is possible that such considerations could impair the Firm’s objectivity.) If there is any doubt about the application, or potential application, of this Code of Ethics, or any of the Firm’s compliance policies and procedures to a specific situation or occurrence, the CCO should be consulted.